RATIO OF EARNINGS TO FIXED CHARGES AND                             Exhibit 12.1
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
AS OF JUNE 30, 1997


                                                SIX MONTHS                          YEAR ENDED DECEMBER 31,
                                                  ENDED        -----------------------------------------------------------------
                                                 06/30/97        1996          1995          1994           1993          1992
                                                 --------      --------      --------      --------       --------      --------
INCOME BEFORE INCOME TAXES                       $139,373      $239,736      $205,017      $178,438       $152,509      $114,118
INTEREST ON DEPOSITS                              131,719       262,675       265,972       175,220        170,922       210,339
FIXED CHARGES:
   Interest expense on short-term borrowings       23,718        42,999        55,227        39,081         17,752        16,883
   Interest expense on long-term debt               9,168        11,652        10,997         9,317          6,017         5,816
   Premium/(discount) on debt                         180           293           205        (1,795)            --            --
   Interest portion of net rental expense           1,417         2,528         2,457         2,743          2,653         2,662
                                                 --------      --------      --------      --------       --------      --------
     Total fixed charges                           34,483        57,472        68,886        49,346         26,422        25,361
Preferred stock dividend requirement:
  Preferred stock dividends paid                       --             5            76           321          1,084         1,146
  Pre-tax earnings required to pay dividends           --             8           114           492          1,650         1,718

RATIO OF EARNINGS TO FIXED CHARGES
  Excluding interest on deposits
    Earnings before fixed charges                 173,856       297,208       273,903       227,784        178,931       139,479
    Fixed charges                                  34,483        57,472        68,886        49,346         26,422        25,361
    Ratio                                            5.04          5.17          3.98          4.62           6.77          5.50
  Including interest on deposits
    Earnings before fixed charges and interest    305,575       559,883       539,875       403,004        349,853       349,818
    Fixed charges                                 166,202       320,147       334,858       224,566        197,344       235,700
    Ratio                                            1.84          1.75          1.61          1.79           1.77          1.48

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDEND REQUIREMENTS
  Excluding interest on deposits
    Earnings before fixed charges                 173,856       297,216       274,017       228,276        180,581       141,197
    Fixed charges                                  34,483        57,480        69,000        49,838         28,072        27,079
    Ratio                                            5.04          5.17          3.97          4.58           6.43          5.21
  Including interest on deposits
    Earnings before fixed charges and interest    305,575       559,891       539,989       403,496        351,503       351,536
    Fixed charges                                 166,202       320,155       334,972       225,058        198,994       237,418
    Ratio                                            1.84          1.75          1.61          1.79           1.77          1.48